UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
May 3, 2016
KEMET Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-15491 (Commission File Number)	57-0923789 (IRS Employer Identification No.)

2835 KEMET Way Simpsonville, SC (Address of principal executive offices)	29681 (Zip Code)

(864) 963-6300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 8.01    OTHER EVENTS

On May 3, 2016, KEMET Corporation (the “Company”) announced that NEC TOKIN Corporation (“NEC TOKIN”), a joint venture between KEMET Electronics Corporation and NEC Corporation, reached a preliminary settlement in two antitrust suits pending in the United States District Court, Northern District of California as In re: Capacitors Antitrust Litigation, No. 3:14-cv-03264-JD (the “Class Action Suits”). Pursuant to the terms of the settlement, in consideration of the release of NEC TOKIN and its subsidiaries (including NEC TOKIN America, Inc.) from claims asserted in the Class Action Suits, NEC TOKIN will pay an aggregate $37.25 million to a settlement class of direct purchasers of capacitors and a settlement class of indirect purchasers of capacitors. Payments will be made in installments, with the initial installment being due on May 20, 2016, and subsequent payments on May 15, 2017, May 15, 2018, May 15, 2019, and December 31, 2019. In addition, NEC TOKIN has agreed to provide certain cooperative assistance to the Class Action Suit plaintiffs during the pendency of the Class Action Suits. NEC TOKIN and the Class Action Suit plaintiffs are working to finalize the settlement in a definitive settlement agreement, the terms of which are subject to court approval.

NEC TOKIN, a Japanese corporation, is a joint venture in which a wholly-owned subsidiary of the Company, KEMET Electronics Corporation, owns a 34% equity interest and 51% voting ownership interest, and NEC Corporation (together with a subsidiary thereof) owns a 66% equity interest and 49% voting ownership interest. The settlement is reflected as an expense of approximately $12.7 million that is included in the reported loss of $11.6 million “Equity income (loss) from NEC TOKIN” line of the Company’s Consolidated Statement of Operations for the fiscal quarter ending March 31, 2016.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(a)    Not applicable

(b)    Not applicable

(c)    Not applicable

(d)     Exhibits

Exhibit No.    Description of Exhibit

99.1        News Release, dated May 3, 2016 issued by the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2016

KEMET CORPORATION

By:
R. James Assaf
Senior Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.    Description of Exhibit

99.1        News Release, dated May 3, 2016 issued by the Company.